As filed with the Securities and Exchange Commission on June 5, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

HOOKER FURNISHINGS CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	54-0251350
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

440 East Commonwealth Boulevard, Martinsville, Virginia 24112
(Address, including zip code, of registrant's principal executive offices)

2024 AMENDMENT AND RESTATEMENT OF THE

HOOKER FURNISHINGS CORPORATION STOCK INCENTIVE PLAN

(Full title of the plan)

Paul A. Huckfeldt

Chief Financial Officer and

Senior Vice President – Finance and Accounting

Hooker Furnishings Corporation

440 East Commonwealth Boulevard

Martinsville, Virginia 24112

(276) 632-2133

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James M. Anderson III

McGuireWoods LLP

Gateway Plaza

800 East Canal Street

Richmond, Virginia 23219-3916

(804) 775-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated Filer ☐	Accelerated filer ☒
Non-accelerated Filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I         INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2.         Registrant Information and Employee Plan Annual Information.

Not required to be filed with the Commission.

PART II         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission are hereby incorporated by reference in, and made a part of, this Registration Statement (other than documents or information in such documents deemed to have been furnished and not filed in accordance with Commission rules):

a.         The Company’s Annual Report on Form 10-K (File No. 000-25349) for the fiscal year ended January 28, 2024, filed with the Commission on April 12, 2024.

b.         The Company’s Current Reports on Form 8-K (File No. 000-25349) filed with the Commission on March 5, 2024, April 11, 2024 and April 15, 2024.

c.         The description of the Common Stock, contained in Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended February 2, 2020 (File No. 000-25349), including any subsequent amendment or any report subsequently filed for the purpose of updating such description.

All documents filed by the Company under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this registration statement and before the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this registration statement from the date of filing of such documents (other than documents or information included in such documents deemed to have been furnished and not filed in accordance with Commission rules). Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that is incorporated by reference in this registration statement modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (the “Act”) provides that, unless limited by its articles of incorporation, a Virginia corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation against expenses incurred in connection with the proceeding.

The Act also permits a Virginia corporation to indemnify any director or officer who is party to a proceeding because he or she is or was a director or officer against any liability incurred if the director or officer (i) conducted himself or herself in good faith, (ii) believed, in the case of conduct in his or her official capacity, that such conduct was in the corporation’s best interests and, in all other cases, that his or her conduct was at least not opposed to the corporation’s best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, under the Act, a Virginia corporation may not indemnify any director or officer (i) in a proceeding by or in the right of the corporation, except for expenses incurred if it is determined that he or she has met the relevant standard of conduct or (ii) in connection with any proceeding in which he or she is adjudged liable on the basis that personal benefit was improperly received by him or her.

The Act further permits a Virginia corporation to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provision for advances and reimbursement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders or any resolution adopted, before or after the event, by the shareholders, except an indemnity against his or her willful misconduct or a knowing violation of the criminal law.

Under the Act, in any proceeding brought by or in the right of a corporation or by or on behalf of the corporation’s shareholders, the damages assessed against a director or officer arising out of a single transaction, occurrence or course of conduct cannot exceed the lesser of (i) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by shareholders, the bylaws; or (ii) the greater of $100,000 or the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of a director or officer is not limited, however, if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including, without limitation, any claim of unlawful insider trading or market manipulation.

The Registrant’s Articles of Incorporation provide for mandatory indemnification of its current and former directors and officers against all liabilities and reasonable expenses incurred by them in proceedings instituted or threatened against them by third parties, or by or on behalf of the Registrant itself, relating to the manner in which they performed their duties except for liabilities and reasonable expenses as are incurred because of his or her willful misconduct or a knowing violation of the criminal law.

In addition, the Registrant maintains directors’ and officers’ liability insurance that may provide indemnification to our officers and directors in certain circumstances.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

The following exhibits are filed herewith as part of, or incorporated by reference in, this Registration Statement:

Exhibit No.

4.1	Amended and Restated Articles of Incorporation of the Company, as amended September 16, 2021(a)

4.2	Amended and Restated Bylaws of the Company, as amended September 5, 2023(b)

5.1	Opinion regarding legality of the Common Stock offered hereunder (c)

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm (c)

23.2	Consent of McGuireWoods LLP (d)

24.1	Power of Attorney (c)

99.1	2024 Amendment and Restatement of the Hooker Furnishings Corporation Stock Incentive Plan (e)

107	Filing Fee Table (c)

(a)	Incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2021 (Commission File No. 000-25349)

(b)	Incorporated by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 30, 2023 (Commission File No. 000-25349)

(c)	Filed with this Registration Statement

(d)	Contained in the Opinion filed as Exhibit 5.1

(e)	Incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement filed with the Commission on May 3, 2024 (Commission File No. 000-25349)

Item 9.         Undertakings.

A) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 6 above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Martinsville, Commonwealth of Virginia, on June 5, 2024.

HOOKER FURNISHINGS CORPORATION

By:	/s/ Paul A. Huckfeldt
Paul A. Huckfeldt
Chief Financial Officer, Senior Vice President – Finance and Accounting

POWER OF ATTORNEY

Each of the undersigned hereby appoints Jeremy R. Hoff and Paul A. Huckfeldt, each of whom may act individually, as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeremy R. Hoff Jeremy R. Hoff	Chief Executive Officer (Principal Executive Officer), Director	June 5, 2024

/s/ Paul A. Huckfeld Paul A. Huckfeldt	Chief Financial Officer, Senior Vice President – Finance and Accounting (Principal Financial Officer and Principal Accounting Officer)	June 5, 2024

/s/ W. Christopher Beeler, Jr. W. Christopher Beeler, Jr.	Director (Board Chair)	June 5, 2024

/s/ Maria C. Duey Maria C. Duey	Director	June 5, 2024

/s/ Paulette Garafalo Paulette Garafalo	Director	June 5, 2024

/s/ Tonya H. Jackson Tonya H. Jackson	Director	June 5, 2024

/s/ Ellen C. Taaffe Ellen C. Taaffe	Director	June 5, 2024